Exhibit 10.10

1000 Chesterbrook Blvd, Suite 300 Berwyn, PA 19312

Strictly Private & Confidential

December 21, 2017

Marilyn Horner

Re: Trinseo Retention Bonus

Dear Marilyn:

It is with great pleasure that I write to inform you that Trinseo US Holdings, Inc. and Trinseo LLC (collectively, “Trinseo” or the “Company”) wish to recognize your consistent performance and commitment to the Company, and reward and incentivize your continued employment in the form of the Retention Bonus set forth below.

Retention Bonus

In consideration for your continued employment in your current role as Senior Vice President, Human Resources with the Company through June 30, 2018 (the “Commitment Date”), you will be eligible for an individual, extraordinary (one time) conditional retention bonus of $100,000.00 (the “Retention Bonus”). Your eligibility for the Retention Bonus is subject to the terms and conditions set out below.

Terms and Conditions of Retention Bonus

1.     Retention Bonus Calculation and Pay-Out Schedule

The Retention Bonus is calculated and shall be paid out as set forth below:

A payment equal to the full amount will be paid to you in July 2018, on the next regular Company payroll cycle following the Commitment Date. The Retention Bonus will be made subject to withholding for applicable taxes.

2.     Conditions For Receiving a Retention Bonus

Your right to receive and retain the Retention Bonus is conditional upon and subject to:

•	You sign and return this Retention Bonus agreement;
•	You continue in the Company’s employ through the Commitment Date or you are terminated from employment by Trinseo, other than for Cause, prior to the Commitment Date;
•	You have not terminated your employment with Trinseo prior to the Commitment Date; and
•

Your employment with Trinseo has not been terminated for Cause prior to the Commitment Date. “Cause” for purposes of this Retention Letter means dismissal by Trinseo for failing or refusing to perform any stated duty or instruction; violating any Trinseo policy; gross negligence in the performance of any of your principal duties or assignments; repeated

1000 Chesterbrook Blvd, Suite 300 Berwyn, PA 19312

unsatisfactory work performance; insubordinate conduct; disloyalty or dishonesty; violation of any agreement involving the Company; engaging in any conduct constituting a crime in connection with or in the course of your employment; conviction for any crime constituting a felony; unauthorized use of funds; being off work or unable to work with reasonable accommodation for more than sixty (60) days due to illness or injury; or any other conduct constituting cause within the meaning of common law.

3.     Confidentiality

The terms and conditions of the Retention Bonus are Confidential and in no circumstances should you disclose the contents of this Retention Letter to anyone, except your spouse, attorney, or accountant, unless written permission has been granted by the Company or except as may be permitted or required by applicable laws. The Company shall have the right to withhold and cancel the Retention Bonus or request the full return of any payment already made if the information is disclosed without authorization.

4.     Performance

You will continue to be employed as Senior Vice President, Human Resources, but you may have a change of title that is reflective of a change in scope and responsibilities. During your employment you will, to the best of your abilities, contribute your professional efforts, time and skill to the performance of your assigned duties.

5.     Compensation

The terms and conditions of your compensation will remain at a rate that is not less than the rate currently in effect. You will be paid (together with the respective part of the Retention Bonus where applicable and due) in accordance with Trinseo’s normal payroll schedule.

6.     Other Employment Terms

It is understood and agreed that this Retention Bonus does not supersede, amend, alter or replace any written agreement you signed dealing with your employment with the Company generally, or any restrictions on competition, assignment of or rights to inventions or other intellectual property, restrictions on solicitation or recruitment or employees or customers, restrictions on the use or disclosure of trade secrets or confidential information, or similar agreements or guaranty you employment for a specific term. You reaffirm your obligations under and agree to comply with the terms of all such agreements. If Trinseo or you sues to collect any amounts due and owing under this agreement, then the prevailing party shall be entitled to recover its reasonable attorneys and costs incurred in that lawsuit in addition to any other remedies.

This Retention Bonus does not in any way create a contract of employment or change your at-will employment relationship in any way, which means your employment relationship with Trinseo will continue to be terminable by you or the Company at any time, with or without cause or notice.

1000 Chesterbrook Blvd, Suite 300 Berwyn, PA 19312

7.     Governing Law

This Retention Bonus agreement is accepted and entered into in Pennsylvania and shall be interpreted according to the laws of that State without regard to choice of law principles without reference to the conflicts of laws provisions thereof.

8.     Sole Discretion

No waiver, change in, or failure to enforce, any other similar agreement between the Company and any other employee shall grant you rights under this Retention Letter, nor entitle you to the same or similar treatment. The Company shall have the right to determine eligibility for a Retention Bonus under this Retention Letter in its sole discretion,  and that decision shall be conclusive absent manifest error.

If you accept and agree to the terms and conditions of the Retention Letter, please sign below in the space provided and return a signed duplicate to Angelo Chaclas (SVP, CLO & Secretary) within seven (7) days of the date of this letter. If you have any further questions, please do not hesitate to contact me or Angelo.

I once again would like to thank you for your continued hard work and wish you every success for your future employment at Trinseo.

Yours Sincerely,

/s/ Chris Pappas
Chris Pappas
President & CEO

ACCEPTANCE

I confirm that I have read and that I understand the terms and conditions attached to the Retention Bonus (as defined above). I further confirm that I understand that acceptance of and agreement to said terms and conditions are part of being eligible for the Retention Bonus.

/s/ Marilyn Horner

Signature

Printed Name: Marilyn Horner	Date:	Dec. 21, 2017